Exhibit 12B
                                                                  Page 1 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
     ----------------------------------------------------------------------
                                 (In Thousands)
                                    UNAUDITED


                                                  Three Months Ended
                                                  ------------------
                                              March 31,        March 31,
                                                1998              1997
                                             -----------       --------


OPERATING REVENUES                             $472,334         $510,443
                                                -------          -------

OPERATING EXPENSES                              362,016          398,626
  Interest portion of rentals (A)                 2,764            2,695
                                                -------          -------
         Net expense                            359,252          395,931
                                                -------          -------

OTHER INCOME:
   Allowance for funds used
    during construction                             758              734
   Other income, net                              2,265            3,457
                                                -------          -------
         Total other income                       3,023            4,191
                                                -------          -------

EARNINGS AVAILABLE FOR FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS (excluding
  taxes based on income)                       $116,105         $118,703
                                                =======          =======

FIXED CHARGES:
   Interest on funded indebtedness             $ 21,792         $ 22,768
   Other interest (B)                             5,204            5,166
   Interest portion of rentals (A)                2,764            2,695
                                                -------          -------
         Total fixed charges                   $ 29,760         $ 30,629
                                                =======          =======

RATIO OF EARNINGS TO FIXED CHARGES                 3.90             3.88
                                                   ====             ====

Preferred stock dividend requirement           $  2,738         $  3,162
Ratio of income before provision for
  income taxes to net income (C)                  163.5%           151.0%
                                                -------          -------
Preferred stock dividend requirement
  on a pretax basis                               4,477            4,775
Fixed charges, as above                          29,760           30,629
                                                -------          -------
         Total fixed charges and
           preferred stock dividends           $ 34,237         $ 35,404
                                                =======          =======

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
  AND PREFERRED STOCK DIVIDENDS                    3.39             3.35
                                                   ====             ====

                                                                  Exhibit 12B
                                                                  Page 2 of 2


           JERSEY CENTRAL POWER & LIGHT COMPANY AND SUBSIDIARY COMPANY
      STATEMENTS SHOWING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
       AND PREFERRED STOCK DIVIDENDS BASED ON SEC REGULATION S-K, ITEM 503
                                 (In Thousands)
     ----------------------------------------------------------------------
                                    UNAUDITED




_______________________________

NOTES:

(A) JCP&L has included the equivalent of the interest portion of all rentals charged to income as fixed charges for this statement and has excluded such components from Operating Expenses.

(B)      Includes   dividends  on   company-obligated   mandatorily   redeemable
         preferred securities of $2,675 for the three month periods ended March 31, 1998 and 1997, respectively.

(C) Represents income before provision for income taxes of $86,345 and $88,074 for the three month periods ended March 31, 1998 and 1997, respectively, divided by net income of $52,816 and $58,320, respectively for the same periods.